UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 11, 2022 (January 10, 2022)

Nocturne Acquisition Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	001-40259	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Germay Drive, Unit 4 #1066

Wilmington, DE 19804

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858)228-7142

7244 Carrizo Drive

La Jolla, CA 92037
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Units, each consisting of one ordinary share, $0.0001 par value, and one right	MBTCU	The Nasdaq Stock Market LLC

Ordinary Shares included as part of the Units	MBTC	The Nasdaq Stock Market LLC

Rights included as part of the Units	MBTCR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 10, 2022, the board of directors (the “Board” ) of Nocturne Acquisition Corporation (the “Company” ) approved an increase in the size of the Board from five (5) directors to eight (8) directors and elected Derek Yiyi Feng, Ka Lok (Ivan) Wong, and Giuseppe Mangiacotti as members of the Board. The Board determined that Messrs. Feng, Wong and Mangiacotti are “independent directors” as defined in the NASDAQ listing standards and applicable rules of the Securities and Exchange Commission.

Mr. Feng, 55, has served, from January 2019 to May 2020, as the Chief Executive Officer of Bright Scholar Education Holdings Ltd. (NYSE: BEDU), an education company headquartered in China with K-12 schools worldwide. Prior to joining Bright Scholar, from January 2017 to December 2018, Mr. Feng served as co-founder of Kidsmile Dental, a chain of premium children orthodontics clinics in China. From October 2014 to October 2016, Mr. Feng served as the Chief Executive Officer of Global Education & Technology Group. From December 2011 to September 2014, Mr. Feng served as Chairman and Interim Chief Executive Officer of ChinaCast Education Corporation, an education and e-learning service provider. From October 2007 to April 2011, Mr. Feng served as the Executive Vice President, Strategy, Planning and Operations at Knowledge Universe, Inc. Prior to joining Knowledge Universe, Mr. Feng spent eight years at the General Electric Company (NYSE: GE) in the United States. Mr. Feng received a B.A. in Industrial Automation from Tsinghua University and an MBA from the University of California, Los Angeles.

Mr. Wong, 45, has served, since May 2013, as the Managing Director of Wyndham Capital, a wholly owned subsidiary of Peterson Group, a private Hong Kong based family office with a portfolio of investments including special situation, private equity, and structured finance investments, as well as property investments in Asia, Europe and North America. Mr. Wong is responsible for the group’s alternative investments globally and across all asset classes. From June 2011 to May 2013, Mr. Wong served as an investment professional with ICBC International Holdings Limited, the principal investment arm of Industrial and Commercial Bank of China (ICBC) in Hong Kong. From November 2007 to June 2011, Mr. Wong served as an investment manager for Argyle Street Management Limited, an Asian based hedge fund. Mr. Wong is a member of the American Institute of Certified Public Accountants. Mr. Wong received a B.B.A. with a concentration in Financial Engineering from the Chinese University of Hong Kong.

Mr. Mangiacotti, 33, has over ten years of experience working in finance with multi-national public corporations. Since November 2019, Mr. Mangiacotti has served as a senior finance manager at Microsoft (NASDAQ: MSFT). From August 2017 to November 2019, Mr. Mangiacotti served as controller at Microsoft. From May 2016 to August 2016, Mr. Mangiacotti served as a senior financial analyst at Amazon (NASDAQ: AMZN). Prior to Amazon, Mr. Mangiacotti served as a senior financial analyst at Guess (NYSE: GES) from December 2010 to June 2015. Mr. Mangiacotti holds a B.S. from the University of Southern California and an MBA from Yale University.

 There are no arrangements or understandings between Messrs. Feng, Wong, or Mangiacotti, on the one hand, and any other person pursuant to which any of Messrs. Feng, Wong, or Mangiacotti was selected as a director of the Company. There are no family relationships between Messrs. Feng, Wong, or Mangiacotti and any of the Company’s other directors or executive officers, or persons nominated or chosen by the Company to become an executive officer or director of the Company.

There are no transactions between the Company and Messrs. Feng, Wong, or Mangiacotti that are subject to disclosure under Item 404(a) of Regulation S-K.

In connection with the appointments, Messrs. Feng, Wong, and Mangiacotti have agreed to become parties to that certain letter agreement, dated March 30, 2021, by and among the Company, the Company’s directors and officers, and other certain securities holders (the “Letter Agreement”) and entered into a joinder to the Letter Agreement on January 10, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nocturne Acquisition Corporation

	By:	/s/ Henry Monzon
		Name:	Henry Monzon
		Title:	Chief Executive Officer

Dated: January 11, 2022

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